Exhibit 99.1

Nevada Gold & Casinos Announces Stock Repurchase Program

LAS VEGAS, July 19, 2016 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) announced that at its regularly scheduled meeting on July 12, 2016, the Board of Directors authorized a $2 million stock repurchase program. At current trading levels, this authorization represents approximately 6 % of the outstanding shares. The company may acquire these shares on the open market and in private transactions.

"Our Board recognizes that our free cash flow and strong balance sheet represent an attractive investment opportunity,” said William J. Sherlock, Chairman. “This program is a reflection of our commitment to delivering long-term value to our shareholders.”

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT:UWN) of Las Vegas, Nevada is a developer, owner and operator of 9 gaming operations in Washington (wagoldcasinos.com), a local casino in Henderson, Nevada (clubfortunecasino.com) and a slot route operation in Deadwood, South Dakota (dakotaplayersclub.com). For more information, visit www.nevadagold.com.

Contacts:

Nevada Gold & Casinos, Inc.

Michael P. Shaunnessy / James Meier

(702) 685-1000

Stonegate Capital Partners

Casey Stegman

(214) 987-4121